UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 20, 2005
LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

457 Broadway, Lorain, Ohio	44052-1769

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 244-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.
     On December 20, 2005, the Board of Directors (the “Board”) of LNB Bancorp, Inc. (the “Company”) approved the adoption of three incentive compensation plans, as further described below. The Board adopted the following plans after discussion, deliberation and reflection by the Board and its Compensation and Governance Committee (the “Committee”) over the last several months as to how to provide appropriate short-term and long-term incentives to members of the Company’s senior management team, many of whom have joined the Company over the past year.
2005 Management Incentive Plan
     On December 20, 2005, the Board approved the terms of the Company’s 2005 Management Incentive Plan (the “2005 Incentive Plan”). Members of the Company’s senior management team, as are designated by the Committee, in its discretion, will participate in the 2005 Incentive Plan. The 2005 Incentive Plan provides for the payment of cash bonuses to participants for 2005 based upon a percentage of the participant’s 2005 base salary and the achievement of subjective performance goals, each as specified and determined by the Committee in its sole discretion. The Company expects that the Committee will determine these amounts in early 2006. The employees that participate in this plan include executive officers and other senior managers of the Company other than the Chief Executive Officer, whose 2005 incentive compensation arrangements are specified in his Employment Agreement with the Company.
     A copy of the 2005 Incentive Plan is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01, and the above summary is qualified in its entirety by reference to that Exhibit.
2006 Management Incentive Plan for Key Executives
     On December 20, 2005, the Board approved the terms of the Company’s 2006 Management Incentive Plan for Key Executives (the “2006 Incentive Plan”). The Chief Executive Officer of the Company and such other employees of the Company, including executive officers, as are designated by the Committee, in its discretion, will participate in the 2006 Incentive Plan. The 2006 Incentive Plan provides for the payment of cash bonuses to participants based upon the Company’s achievement of profitability goals for 2006 and certain other financial and non-financial goals, as determined by the Committee. In order for any bonus to be payable to any employee under the plan, the Company must achieve at least 80% of the specified target profitability goal. The size of the total potential bonus pool available under the plan increases as Company profitability increases, subject to a maximum capped amount. If the Company achieves 80% or more of the specified target profitability amount, the Committee will determine, in its sole discretion, the total amount of the available bonus pool that is to be distributed to the Chief Executive Officer, and the remainder of the available pool will be distributed to other participants in accordance with the plan as determined by the Chief Executive Officer, subject to approval of the Committee in its sole discretion.

     The 2006 Incentive Plan also contains confidentiality and non-solicitation obligations of the participants which apply during the term of each participant’s employment with the Company and following termination of their employment under certain circumstances.
     A copy of the form of the 2006 Incentive Plan is included as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01, and the above summary is qualified in its entirety by reference to that Exhibit.
Stock Appreciation Rights Plan
     On December 20, 2005, the Board approved and adopted the Company’s Stock Appreciation Rights Plan (the “SAR Plan”). The SAR Plan permits the Committee to grant stock appreciation rights (“SARs”), to be settled in cash only, to officers and other key employees of the Company who are eligible to participate in the SAR Plan as determined by the Committee in its sole discretion. The Committee may grant SARs for up to an aggregate of 50,000 Common Shares of the Company under the SAR Plan. SARs, when exercised, will entitle the holder thereof to a cash payment based on the appreciation in the fair market value of the Common Shares underlying the SAR, subject to the terms of the SAR Plan and such terms as may be specified by the Committee. The purpose of the SAR Plan is to provide long-term incentive compensation opportunities that are intended to help the Company attract and retain skilled employees, motivate participants to achieve long-term success and growth of the Company, and align the interests of the participating employees with those of the shareholders of the Company. The Committee has the authority to grant SARs under the SAR Plan. As of the date hereof, no grants have been made.
     The Company expects to submit for shareholder approval, at its next annual meeting of shareholders, a stock incentive plan under which equity incentive awards, such as stock options and stock appreciation rights, that may be settled in Common Shares would be available for grant by the Company to key employees. The SAR Plan was adopted by the Board as an interim measure to enable the Company to provide key employees with long-term incentive compensation opportunities that are linked to the appreciation in value of the Company’s Common Shares without being paid in Common Shares, absent a shareholder-approved stock incentive plan.
     A copy of the SAR Plan is included as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01, and the above summary is qualified in its entirety by reference to that Exhibit.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	LNB Bancorp, Inc. 2005 Management Incentive Plan.
10.2	LNB Bancorp, Inc. 2006 Management Incentive Plan for Key Executives.
10.3	LNB Bancorp, Inc. Stock Appreciation Rights Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC. (Registrant)
Date: December 22, 2005	By:	/s/ Terry White

Terry White Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	LNB Bancorp, Inc. 2005 Management Incentive Plan.
10.2	LNB Bancorp, Inc. 2006 Management Incentive Plan for Key Executives.
10.3	LNB Bancorp, Inc. Stock Appreciation Rights Plan.